Exhibit 10. (a)

EXECUTION COPY

ADMINISTRATIVE SERVICES AGREEMENT

by and among

AETNA LIFE INSURANCE COMPANY

AETNA LIFE INSURANCE AND ANNUITY COMPANY

and

THE LINCOLN NATIONAL LIFE INSURANCE COMPANY

Dated as of October 1, 1998

INDEX OF SCHEDULES

Schedule 1.01 (A)	Policy Forms
Schedule 1.01(B)	Separate Accounts
Schedule 2.01	Certain Administrative Services
Schedule 2.08(A)	Licensed Names and Marks
Schedule 2.08(B)	Other Names and Marks

INDEX OF EXHIBITS

Exhibit A	Administration of Separate Accounts

TABLE OF CONTENTS

ARTICLE I

DEFINITIONS	2
Section 1.01.	Definitions	2

ARTICLE II

ADMINISTRATIVE SERVICES	7
Section 2.01.	Appointment and Acceptance of Appointment.	7
Section 2.02.	Notification of Policyholders	8
Section 2.03.	Administrative Services	8
Section 2.04.	Claims Review and Litigation	11
Section 2.05.	Legally Required Company Actions	13
Section 2.06.	Compensation	14
Section 2.07.	Standards	14
Section 2.08.	Agreements Regarding Use of the Company's Name	15

ARTICLE III

BOOKS AND RECORDS; REPORTS	18
Section 3.01.	Maintenance of Books and Records	18
Section 3.02.	Monthly Accounting	19

ARTICLE IV

INABILITY TO PERFORM SERVICES; ERRORS	20
Section 4.01.	Capacity	20
Section 4.02.	Inability to Perform Services	20
Section 4.03.	Errors	20

ARTICLE V

REGULATORY MATTERS	20
Section 5.01.	Responsibilities of the Administrator	20

ARTICLE VI

INDEMNIFICATION	21
Section 6.01.	Indemnification by the Company	21
Section 6.02.	Indemnification by the Administrator	21
Section 6.03.	Certain Definitions and Procedures	21

ARTICLE VII

DURATION; TERMINATION	22
Section 7.0.1	Duration	22
Section 7.0.2.	Termination	22

ARTICLE VIII

INSURANCE	23
Section 8.01.	Liability Insurance	23
Section 8.02.	Fidelity Bond	23
Section 8.03.	Qualifying Insurers	24

ARTICLE IX

MISCELLANEOUS	24
Section 9.01.	Heading, Schedule and Exhibits	24
Section 9.02.	Notices	24
Section 9.03.	Confidentiality	25
Section 9.04.	Entire Agreement	25
Section 9.05.	Waiver and Amendment	26
Section 9.06.	Execution in Counterpart	26
Section 9.07.	Limited Authority	26
Section 9.08.	Assignment	26
Section 9.09.	No Third Party Beneficiaries	26
Section 9.10.	Subcontracting	26
Section 9.11.	Change in Status	26
Section 9.12.	Survival	27
Section 9.13.	Severability	27
Section 9.14.	Governing Law	27
Section 9.15.	Expenses	27

ADMINISTRATIVE SERVICES AGREEMENT

This ADMINISTRATIVE SERVICES AGREEMENT (this "Agreement"), dated as of October 1, 1998, is made by and among Aetna Life Insurance Company, a stock life insurance company organized under the laws of the State of Connecticut ("ALIC"), Aetna Life Insurance and Annuity Company, a stock life insurance company organized under the laws of the State of Connecticut (ALIC and ALIAC are sometimes collectively referred to herein as the "Company"), and The Lincoln National Life Insurance Company, a stock life insurance company organized under the laws of the State of Indiana (the "Administrator").

WHEREAS, ALIC, ALIAC, the Administrator and Lincoln Life & Annuity Company of New York, a stock life insurance company organized under the laws of the State of New York ("LLANY"), have entered into a Second Amended and Restated Asset Purchase Agreement, dated as of May 21, 1998 (the "Asset Purchase Agreement"), pursuant to which the Administrator has agreed to assume certain liabilities of ALIC and ALIAC; and

WHEREAS, in accordance with the terms and conditions of the Asset Purchase Agreement, ALIC and the Administrator have entered into a certain Coinsurance Agreement of even date herewith pursuant to which ALIC, as ceding company, has ceded and transferred certain liabilities arising under the Policies (as defined below) and the Post-Closing Policies (as defined below) to the Administrator, as reinsurer, and the Administrator has reinsured such liabilities; and

WHEREAS, in accordance with the terms and conditions of the Asset Purchase Agreement, ALIAC and the Administrator have entered into a certain Coinsurance Agreement of even date herewith pursuant to which ALIAC, as ceding company, has ceded and transferred certain liabilities arising under the Policies (as defined below) and the Post-Closing Policies (as defined below) to the Administrator, as reinsurer, and the Administrator has reinsured such liabilities; and

WHEREAS, the parties hereto have agreed, on the terms and conditions set forth herein, that the Administrator will perform certain administrative functions on behalf of ALIC and ALIAC with respect to the Policies and Post-Closing Policies; and

WHEREAS, capitalized terms used but not defined herein shall have the meanings ascribed to them in the Asset Purchase Agreement;

NOW THEREFORE, in consideration of the mutual covenants and promises contained herein and upon the terms and conditions set forth herein, the parties to this Agreement agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01.    Definitions. The following terms shall have the respective meanings set forth below throughout the Agreement:

"Administrative Services" means the administrative functions with respect to the Policies and Post-Closing Policies described in Sections 2.01 and 2.03 hereof.

"Administrator" means The Lincoln National Life Insurance Company, a stock life insurance company organized under the laws of the State of Indiana.

"Administrator Indemnified Parties" shall have the meaning set forth in Section 6.01 hereof.

"Affiliate" means, with respect to any Person, at the time in question, any other Person controlling, controlled by or under common control with such Person. "Control" (including the terms "controlling, " "controlled by" and "under common control with") means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, the holding of policyholders' proxies by contract other than a commercial contract for goods or non-management services, or otherwise, unless the power is the result of an official position with or corporate office held by the Person. Except as provided otherwise in this Agreement, control is presumed to exist if any Person, directly or indirectly, owns, controls, holds with the power to vote, or holds shareholders' proxies representing 25% or more of the voting securities of any other Person, or holds or controls sufficient Policyholders' proxies, or is entitled by contract or otherwise, to nominate, appoint or elect the majority of the board of directors or comparable governing body of any other Person.

"ALIAC" means Aetna Life Insurance and Annuity Company, a stock life insurance company organized under the laws of the State of Connecticut.

"ALIAC Coinsurance Agreement" means the Coinsurance Agreement between ALIAC, as ceding company, and the Administrator, as reinsurer, of even date herewith.

"ALIC" means Aetna Life Insurance Company, a stock life insurance company organized under the laws of the State of Connecticut.

ALIC Coinsurance Agreement" means the Coinsurance Agreement between ALIC, as ceding company, and the Administrator, as reinsurer, of even date herewith.

"Ancillary Agreements" mean collectively (a) the ALIC Coinsurance Agreement; (b) the coinsurance agreement between ALIC, as ceding company, and LLANY, as reinsurer, of even date herewith; (c) the ALIAC Coinsurance Agreement; (d) the coinsurance agreement between ALIAC, as ceding company, and LLANY, as reinsurer, of even date herewith; (e) the Bill of Sale and Assumption Agreement by and between ALIAC, ALIC, Administrator and LLANY of even date herewith; (f) the Security Trust Agreement(s); (g) the Transition Services Agreement; (h) the Administrative Services Agreement among ALIC, ALIAC and LLANY of even date herewith; (i) the Modified Coinsurance Agreement; (j) the modified coinsurance agreement between ALIAC, as ceding company, and LLANY, as reinsurer, in the form of Exhibit Q to the Asset Purchase Agreement; and (k) this Agreement.

"Applicable Law" means any domestic or foreign federal, state or local statute, law, ordinance or code, or any written rules, regulations or administrative interpretations issued by any Governmental Authority pursuant to any of the foregoing, and any order, writ, injunction, directive, judgment or decree of a court of competent jurisdiction applicable to the parties hereto.

"Asset Purchase Agreement" means the Second Amended and Restated Asset Purchase Agreement dated as of May 21, 1998 by and among ALIAC, ALIC, the Administrator and LLANY.

"Business" means marketing, issuing and administering the Policies in the United States and the other business activities reasonably related thereto, in each case as currently conducted by ALIC or ALIAC, as the case may be, or, where so specified herein, as to be conducted by Administrator or LLANY following the Closing Date.

"Business Day" means any day other than a Saturday, Sunday, a day on which banking institutions in the State of Connecticut are permitted or obligated by Applicable Law to be closed or a day on which the New York Stock Exchange is closed for trading.

"Claims" means any and all claims, requests, demands or notices made by or on behalf of Policyholders for the payment of death benefits, annuity benefits, partial withdrawals, surrenders, dividends, loans, returns of Premiums or any other payments or benefits alleged to be due under or in connection with the Policies and Post-Closing Policies, including, without limitation, interest payable thereon in accordance with Applicable Law.

"Closing" means the closing of the transactions contemplated by the Asset Purchase Agreement.

"Closing Date" means the closing date of the Asset Purchase Agreement.

"Code" means the Internal Revenue Code of 1986, as amended, and the rules and regulations thereunder.

"Commissions" mean all commissions, expense allowances, benefit credits and other fees and compensation payable to Producers.

"Company" shall mean ALIC and ALIAC, collectively.

"Company Indemnified Parties" shall have the meaning set forth in Section 6.02 hereof.

"Connecticut SAP" means the statutory accounting principles and practices prescribed or permitted by the Insurance Department of the State of Connecticut.

"Effective Date" means 12:01 a.m. Eastern Time on October 1, 1998.

"GAAP" means United States generally accepted accounting principles as in effect from time to time.

"Governmental Authority" means any court, administrative or regulatory agency or commission, or other federal, state or local governmental authority or instrumentality, or the National Association of Securities Dealers or national securities exchanges having jurisdiction over any party hereto.

"LBMs" means the life brokerage manager and associates employed by ALIC and ALIAC in connection with the Policies as of April 13, 1998.

"Legally Required Company Actions" means any actions the Company is required by Applicable Law or Governmental Authorities to take without the Administrator acting on its behalf.

"Licensed Names and Marks" shall have the meaning set forth in Section 2.08 hereof.

"LLANY" means Lincoln Life & Annuity Company of New York, a stock life insurance company organized under the laws of the State of New York.

"Loss" shall have the meaning set forth in Section 6.03 hereof.

"MGAs" means master or managing general agents with which ALIC and ALIAC have entered into a Distribution Agreement as of April 13, 1998.

"Modified Coinsurance Agreement" means the Modified Coinsurance Agreement between ALIAC and the Administrator, as reinsurer, in the form of Exhibit P to the Asset Purchase Agreement.

"Monthly Accounting" shall mean a monthly accounting prepared in accordance with each of Connecticut SAP and GAAP and delivered by the Administrator to the Company in accordance with Section 3.02 hereof.

"Non-Guaranteed Elements" mean cost of insurance charges, loads and expense charges, credited interest rates, mortality and expense charges, administrative expense risk charges, variable premium rates and variable paid-up amounts, as applicable, under the Policies and Post-Closing Policies.

"Outward Reinsurance Agreements" means (a) all reinsurance agreements with third-party reinsurers, which are assigned to the Administrator by the Company pursuant to the terms and conditions of the Asset Purchase Agreement and (b) any reinsurance agreements under which the Administrator retrocedes liabilities with respect to the Policies and Post-Closing Policies to reinsurers (whether or not affiliated with the Administrator) from and after the Effective Date.

"Par Policies" mean the individual participating life insurance policies and participating annuities issued by ALIC which are included within the Policies.

"Person" means any individual, corporation, partnership, firm, joint venture, association, joint-stock company, limited liability company, trust, unincorporated organization, governmental, judicial or regulatory body, business unit, division or other entity.

"Policies" mean all of the individual universal life, individual corporate owned life, individual traditional life, sponsored life and individual participating life insurance policies and participating annuities, together with all related binders, slips and certificates (including applications therefore and all supplements, endorsements, riders and ancillary agreements in connection therewith) which have been issued or reinsured by ALIC, or ALIAC, as the case may be, in connection with the Business (in accordance with, and as determined by reference to, ALIC's and ALIAC's historical practices) which policies shall include, but not be limited to (a) all policies issued on the policy forms included in the list of base codes set forth on Schedule 1.0l(A) and which: (i) are effected, bound or issued on or prior to the Effective Date; and (ii) are in force as of the Effective Date; or (iii) are subject to being renewed or reinstated in accordance with their terms on the Effective Date; and (b) all individual life policies which are required to be issued by ALIC or ALIAC prior to or after the Effective Date following the exercise of conversion rights in accordance with the terms of the individual life policies coinsured by the Administrator under the ALIAC Coinsurance Agreement, ALIC Coinsurance Agreement and Modified Coinsurance Agreement; provided, however, that Policies shall not include any policies that are coinsured or administered by LLANY pursuant to the applicable Ancillary Agreements.

"Policyholders" means policyholders, insureds and assignees under the Policies and Post-Closing Policies.

"Post-Closing Policies" means the contracts and policies issued by ALIC or ALIAC, as applicable, after the Effective Date pursuant to the Asset Purchase Agreement.

"Premiums" means premiums, considerations, deposits and similar receipts with respect to the Policies or Post-Closing Policies.

"Producers" mean all LBMs, MGAs, brokers, agents, general agents, COLI speciality brokers, re-enrollers under the Company's sponsored life products, broker-dealers, producers or other Persons who market or produce the Policies and who (a) have been appointed by the Company, and (b) are entitled to receive Commissions from the Company.

"Registered Marks" shall have the meaning set forth in Section 2.08(e) hereof.

"Retained Liabilities" means only those liabilities which are expressly retained by the Company under the terms and conditions of the Asset Purchase Agreement or any Ancillary Agreement and are not reinsured or assumed by the Administrator.

"Security Trust" means a trust account established with a United States financial institution for the purpose of securing the Administrator's or LLANY's obligations to the Company.

"Security Trust Agreement" means the trust agreement governing the Security Trust.

"Separate Accounts" means the specific separate accounts of the Company identified on Schedule 1.01(B) hereto.

"Service Effective Date" means (i) with respect to each Administrative Service not subject to the Transition Services Agreement, the Effective Date; and (ii) with respect to each Administrative Service subject to the Transition Services Agreement, the date on which such service is no longer provided pursuant to the Transition Services Agreement.

"Services" shall have the meaning set forth in Section 2.08(a) hereof.

"Taxes" (or "Tax" as the context may require) means any tax, however denominated, imposed by any federal, state, local, municipal, territorial, provincial or foreign government or any agency or political subdivision of any such government (a "Taxing Authority"), including, without limitation, any tax imposed under Subtitle A of the Code and any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, gains, goods and services, production, documentary, recording, social security, unemployment, disability, workers' compensation, estimated, ad valorem, value added, transfer, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, capital stock, occupation, personal or real property, environmental or windfall profit tax, premiums, custom, duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest, penalty, addition to tax or additional amount imposed by any Taxing Authority relating thereto.

"Transition Services Agreement" means the Transition Services Agreement among ALIC, ALIAC, LLANY and the Administrator of even date herewith.

ARTICLE II

ADMINISTRATIVE SERVICES

Section 2.01. Appointment and Acceptance of Appointment. Except as expressly provided herein or unless specifically required by Applicable Law, ALIC and ALIAC each hereby appoints the Administrator, on an exclusive basis and for the period specified in Section 7.01 hereof, to provide administrative services with respect to the Policies, the Post-Closing Policies and the Separate Accounts as of the relevant Service Effective Date, including, without limitation, the administrative services specified herein and in Schedule 2.01 hereto (collectively, the "Administrative Services"), and the Administrator hereby accept such appointment and agrees to perform such Administrative Services.

Section 2.02. Notification of Policyholders. The Administrator agrees to send to all Policyholders and Producers a written notice, prepared by the Company and reasonably acceptable to the Administrator, advising that the Administrator has been appointed by the Company to provide the Administrative Services. The Administrator shall send such notice, by first class U.S. mail, at its own expense, promptly after receipt thereof but in no event more than thirty (30) calendar days thereafter.

Section 2.03. Administrative Services. From and after the relevant Service Effective Date, the Administrator agrees to perform all Administrative Services and is authorized to do so in the name (subject to Section 2.08 hereof) or on behalf of the Company where appropriate; provided, however, that its performance of the Administrative Services shall comply with, and be subject in all events to, all Applicable Laws, the terms and conditions of the Policies and Post-Closing Policies and the provisions of all actuarial, rating or other filings with Governmental Authorities relating to the Policies and Post-Closing Policies made by the Company. Unless specifically provided for in this Agreement or the Transition Services Agreement, and except for Legally Required Actions, as between the parties, the Company shall not be obligated to provide any services relating to the Policies, Post-Closing Policies or Separate Accounts. The Administrative Services include, without limitation, the following:

(a)

preparing and mailing all necessary and appropriate Policyholder statements, reports and communications including, without limitation, (i) Premium notices to Policyholders at a reasonable time in advance of applicable due dates; (ii) advance notice of potential lapse of the Policyholder's coverage; (iii) in force reproposals; (iv) annual reports; and (v) confirmation statements;

(b)

collecting Premiums, loan repayments and loan interest and other amounts due under the Policies or Post-Closing Policies, including but not limited to such amounts paid through Producers and other persons or institutions that receive remittances with respect to the Policies or Post-Closing Policies;

(c)

receiving, processing, investigating and evaluating Claims filed by or on behalf of Policyholders, paying such Claims in accordance with the terms and conditions of the Policies, the Post-Closing Policies and Applicable Law or proposing, in accordance with the terms and conditions of the Policies, the Post-Closing Policies and Applicable Law and subject to the provisions of Section 2.04 hereof, to deny such Claims, in whole or in part, (i) within ten (10) Business Days after receipt of all documentation reasonably required to evaluate Claims relating to the general account portion of a Policy or Post-Closing Policy, and (ii) within the time period specified in the applicable contract with respect to Claims for withdrawals from the Separate Account under a Policy or Post-Closing Policy, or, in the case of either clause (i) or (ii) above, within any shorter time period required by Applicable Law provided, however, that the Administrator may make such further investigation of the Claim as may be necessary or appropriate under Applicable Law. In the event that the Administrator is unable to make a determination as to whether any such Claim should be paid or denied within the specified period, it shall notify the Company immediately in writing and shall state in such notice the reasons for such delay;

(d)

providing claimants and representatives of Policyholders with written notice of approval or (subject to the provisions of Section 2.04 hereof) disapproval of Claims, including, in the case of disapproval, a specific explanation of the reasons for the denial of the Claim as required by Applicable Law, and discharging other contractual obligations under the Policies and Post-Closing Policies;

(e)

providing usual and customary services for Policyholders, including, without limitation, paying Policyholder dividends declared by the Company, processing loans and loan requests under the Policies and Post-Closing Policies, providing information concerning the Policies and Post-Closing Policies, and processing transfers, non-forfeitures, lapses, reinstatements, cancellations, conversions or other changes provided for under the Policies and Post-Closing Policies;

(f)

processing all necessary Policyholder Tax reporting, customer notifications and collection in connection with the Policies, the Post-Closing Policies and the Separate Accounts, including, without limitation, (i) the preparation of all Form 1099s and compliance with any and all withholding and Tax reporting requirements of the Tax laws in connection with payments of benefits and any other amounts due under the Policies and Post-Closing Policies; (ii) notifications to customers concerning Tax matters together with available options; and (iii) administration and testing of the Policies and Post-Closing Policies to assure compliance with all applicable Tax requirements including, but not limited to, Sections 101 (f), 817, 7702 and 7702A of the Code;

(g)	calculating and paying all Commissions to Producers entitled thereto, if any, and compliance with any and all withholding and Tax reporting requirements of the Tax laws in connection therewith;

(h)	monitoring and complying with all applicable licensing requirements relating to (x) Producers, and (y) the Administrator, and supervising the performance of all Producers;

(i)

preparation of all accounting and actuarial information related to the Policies, the Post-Closing Policies and the Separate Accounts that the Company determines is necessary to timely meet statutory, Tax or GAAP accounting requirements, including, but not limited to, preparation of quarterly and annual financial statement data in a format acceptable to the Company as necessary for inclusion in the Company's statutory and GAAP financial statements and delivery of such data in a form usable by the Company within fifteen (15) calendar days after the end of each calendar quarter or year;

(j)

administering all Outward Reinsurance Agreements including, without limitation, taking all steps necessary to maintain such reinsurance coverage, paying all reinsurance premiums, collecting all reinsurance recoverables due the ceding company thereunder and enforcing all rights of the ceding company under the Outward Reinsurance Agreements;

(k)

providing ALIC with all accountings and other information pursuant to the terms of the ALIC Coinsurance Agreement and providing ALIAC with all accounting and other information pursuant to the terms of the ALIAC Coinsurance Agreement and Modified Coinsurance Agreement;

(1)

maintaining the Company's current rate and form filings with Governmental Authorities and, at the written direction of the Company, making any required rate and form filings with Governmental Authorities in connection with any changes in the Company's rates and forms for the Policies or Post-Closing Policies and using best efforts to obtain all regulatory approvals required by Applicable Law therefore; provided, however, that the Administrator shall not make any change to the Company's rates or forms except at the express written direction of the Company or if (a) the changes are required by Applicable Law and (b) the Administrator gives the Company prior notice in writing of the nature of such required changes not less than thirty (30) calendar days prior to the proposed effective date thereof;

(m)

making recommendations to the Company with respect to (i) the Non-Guaranteed Elements of the Policies and Post-Closing Policies; (ii) the reserving methodology related to the Policies and Post-Closing Policies; and

(iii) dividends under the Par Policies, every such recommendation with respect to dividends being accompanied by a review of an independent actuarial firm of nationally recognized standing (having no material relationship with the Administrator or the Company) supporting the recommendation;

(n)	subject to the terms and conditions of Section 5.01 hereof, handling all regulatory compliance and market conduct matters in connection with the Policies and Post-Closing Policies;

(o)	performing all services and functions described on Exhibit A hereto with respect to the Separate Accounts and those Policies or Post-Closing Policies which are registered products;

(p)

subject to prior review and consent by the Company and to the provisions of Exhibit A hereto, complying with Securities and Exchange Commission filing and other regulatory requirements applicable to those Policies or Post-Closing Policies which are registered products;

(q)

consulting with the Company and providing all financial, accounting and other data requested by the Company (i) to support any dividend declarations recommended by the Administrator under the Par Policies; (ii) regarding cash flow testing for the Policies and Post-Closing Policies subject to the ALIC Coinsurance Agreement, ALIAC Coinsurance Agreement or Modified Coinsurance Agreement; and (iii) establishing the recommended Non-Guaranteed Elements of the Policies and Post-Closing Policies;

(r)

maintaining a post office box or other commercially reasonable alternative for the purpose of receiving and collecting correspondence related to the administration of the Policies and Post-Closing Policies; and

(s)

(i) providing information to the Company to allow the Company to fulfill its escheat filing responsibilities and (ii) otherwise fully discharging all escheat obligations to any Governmental Authority relating to the Policies or Post-Closing Policies.

Section 2.04. Claims Review and Litigation. (a) In accordance with procedures agreed to from time to time by the Company and the Administrator, the Administrator shall promptly notify the Company if it proposes to deny any Claim under the Policies or Post-Closing Policies. The notice required under this Section 2.04 will contain a specific explanation of the Claim and the basis for the Administrator's proposal to deny such Claim and a statement of the date that the Claim payment would be required to be made under Section 2.03(c) hereof. If the Company requests additional information concerning such a Claim, the Administrator shall promptly provide the Company with a copy of its Claim file and any other information concerning the Claim reasonably requested in writing by the Company. The Administrator shall not deny a Claim if the Company reasonably objects to such denial in writing within ten (10) Business Days of the later to occur of (i) the date of the Company's receipt of the notice required under this Section 2.04 and (ii) the date of the Company's receipt of all information concerning the Claim reasonably requested in writing by the Company. In the event that the Company objects to such proposed denial, the Company and Administrator shall use their good faith efforts to resolve such objection within the time frames contemplated by Section 2.03(c) hereof.

(b) The Administrator shall immediately notify the Company in writing of any litigation that has been instituted or threatened in writing with respect to (i) any denied Claim or any claim-handling regardless of whether the Claim was paid or denied; or (ii) any other matter relating to a Policy or Post-Closing Policy or the Administrator's administration thereof. Such notice shall include a report summarizing the nature of the threatened or pending litigation, the alleged actions or omissions giving rise to such litigation or threatened litigation and copies of any files that the Company may reasonably require in order to review such litigation.

(c) The Administrator shall sue or defend, at its own expense and in the name of the Company when necessary (subject to Section 2.08 hereof), any action brought upon a Policy or Post-Closing Policy. The Administrator shall make recommendations to and consult with the Company concerning its litigation strategy or settlement plans with respect to any such action. The Company shall have the right, at its own expense, to engage its own separate legal representation in any litigation in which the Company is a named party; provided, however, that the Administrator shall exercise control and direction over litigation defended pursuant to this Section 2.04(c) and shall have the authority to settle or consent to judgment in any such litigation subject to obtaining the Company's prior consent, which consent shall not be unreasonably withheld. Notwithstanding the foregoing, the Administrator shall have the authority to settle or consent to judgment in any litigation without the Company's consent if (i) the Administrator pays all settlement amounts with respect thereto; (ii) the settlement or judgment does not impose equitable remedies on the Company or involve any restriction or condition which could reasonably be expected to have a material adverse effect on the Company or its Affiliates or on any business of the Company or its Affiliates; and (iii) the Administrator obtains a complete release of, or a dismissal with prejudice of claims against, the Company with respect to such litigation.

(d) Notwithstanding the provisions of Section 2.04(c) hereof, the Company shall retain the exclusive right to exercise control of and direction over any claim or litigation involving Retained Liabilities. Except in cases where there is insufficient time to obtain the required consent or in cases where the Administrator is a named party in the claim or litigation, the Administrator shall not initiate or appear in any litigation involving Retained Liabilities or engage any counsel to prosecute or defend such litigation, unless the Administrator first obtains prior written consent for its action from the Company. Whenever there is insufficient time to obtain the required consent, the Administrator shall take any action necessary to preserve the legal rights and interests of the Company with respect to any claim or litigation involving Retained Liabilities; provided, however, that the Administrator shall promptly give the Company written notice of any such action taken without the Company's prior written consent.

(e) Without the Company's prior written consent, the Administrator shall not (i) pay any portion of or settle any claim involving Retained Liabilities; or (ii) admit liability on the part of the Company with respect to such a claim.

Section 2.05. Legally Required Company Actions. The Administrator will give the Company timely notice of any Legally Required Company Actions, including, without limitation, filings with insurance regulators, other Governmental Authorities and guaranty associations and filings and premium and other Tax returns with taxing authorities, which, in each case, relate to the Policies, the Post-Closing Policies or the Separate Accounts. The Administrator will, not less than forty-five (45) calendar days prior to the date on which such filings are required, provide to the Company all information with respect to the Policies, the Post-Closing Policies and the Separate Accounts that may be required for the Company to prepare such filings and Tax returns in a timely fashion. However, all such information necessary for the preparation of any federal or state income Tax return will be provided by April 30th following the end of the taxable year. The Administrator, in accordance with and subject to the terms and conditions of Section 3.11 of the ALIC Coinsurance Agreement and Section 3.10 of the ALIAC Coinsurance Agreement, will pay to the Company on a monthly basis an advance against the Administrator's liabilities for premium Taxes payable by the Company and assessments to the Company by state guaranty or insolvency or similar associations or funds, to the extent that such Taxes and assessments are allocable to Premiums paid on or after the Effective Date. In addition, the Administrator will be responsible for complying with all applicable reporting, withholding and disclosure requirements under the Code and state and local Tax laws with respect to the Policies, the Post-Closing Policies and Separate Accounts, and the Company will cooperate with the Administrator to the extent necessary to allow the Administrator to fulfill its responsibilities.

Section 2.06. Compensation.

(a) The Administrator will, promptly upon the Company's request therefor, (i) compensate the Company for any administrative services it may from time to time, notwithstanding the intention of the parties that the Administrator perform such services to the fullest extent permitted by Applicable Law, be required to perform with respect to the Policies, the Post-Closing Policies and the Separate Accounts, including without limitation, accounting, legal, Tax and regulatory filing services and all Legally Required Company Actions; and (ii) reimburse the Company for any other costs it may reasonably incur with respect to the Policies, the Post-Closing Policies and the Separate Accounts as a result of this Agreement or the reinsurance transactions contemplated by the ALIC Coinsurance Agreement, ALIAC Coinsurance Agreement and Modified Coinsurance Agreement. The compensation and reimbursement referred to in this Section 2.06(a) shall be based on the Company's fully-allocated costs, including a proportionate share of corporate overhead, as detailed in invoices to the Administrator.

(b) The Administrator agrees to perform the Administrative Services with respect to the Policies and Post-Closing Policies (except with respect to the Retained Liabilities) at its own expense and without any rights of reimbursement from the Company, in consideration of the Company having entered into the Asset Purchase Agreement, the ALIC Coinsurance Agreement, the ALIAC Coinsurance Agreement, the Modified Coinsurance Agreement and related agreements and for other good and valuable consideration, the receipt of which is hereby acknowledged.

Section 2.07. Standards. The Administrator acknowledges that the performance of the Administrative Services including, but not limited to, all reporting obligations to the Company and Policyholders required by this Agreement, in an accurate and timely manner is of critical importance to the Company. The Administrator agrees to perform the Administrative Services with the skill, diligence and expertise commonly expected from experienced and qualified personnel performing such duties and in conformance with industry standards and Applicable Law. The Administrator further agrees to adhere to any written guidelines and procedures regarding Administrative Services as may reasonably be agreed to by the parties from time to time. Without limiting the generality of the foregoing, the Administrator shall administer and service the Policies and Post-Closing Policies in a manner that adheres to all Applicable Laws, the terms and conditions of the Policies and Post-Closing Policies in a manner that adheres to all Applicable Laws, the terms and conditions of the Policies and Post-Closing Policies, and the provisions of all actuarial, rating or other filings with Governmental Authorities relating to the Policies and Post-Closing Policies, as applicable, made by the Company prior to the Closing Date or by the Company or the Administrator on the Company's behalf at any time prior to or after the Closing Date.

Section 2.08. Agreements Regarding Use of the Company's Name. The Administrator hereby acknowledges that the Company either directly or by its Affiliates has adopted and is using the names and marks and registrations thereof listed on Schedule 2.08(A) hereto (collectively, the "Licensed Names and Marks") in connection with the Policies and Post-Closing Policies and Separate Accounts subject to this Agreement. The Administrator shall not use the Licensed Names and Marks in any way or manner not specifically authorized in writing by the Company. Subject to the foregoing general limitation, the Company and the Administrator agree as follows:

(a) The Company hereby grants to the Administrator and the Administrator hereby accepts a temporary, non-exclusive, non-transferable, royalty-free license to use the Licensed Names and Marks in connection with, and for the sole purpose of identifying, the services rendered by the Administrator under this Agreement (such services referred to herein as the "Services"), subject to the terms and conditions set forth in this Agreement. The Administrator shall use the Licensed Names and Marks in such a way as not to confuse third-parties but to put them on notice that the Administrator is the provider and source of the Services.

(b) The Company shall have the right in its sole discretion to specify and control the quality of the Services performed by the Administrator under the Licensed Names and Marks and the Administrator agrees to maintain at least the same high quality of services as is or has been maintained by the Company under the Licensed Names and Marks. The Administrator shall submit to the Company such evidence as the Company may reasonably require to ensure Administrator's compliance with the obligations set forth herein. The Administrator shall permit the Company, upon reasonable prior notice, to inspect and audit the Administrator's business operations at any time during the Administrator's regular business hours in order to assure the Company that the Administrator is observing the terms and conditions of this Section 2.08.

(c) The Administrator agrees that it will use the Licensed Names and Marks only in accordance with the performance and usage standards established by the Company and communicated to the Administrator including, without limitation, graphic standards as prescribed by the Company. The Company shall have the right to control the form and manner in which the Licensed Names and Marks are used by the Administrator upon or in connection with advertisements, brochures, audio or visual presentations, or any other materials used in the sale or advertising of Administrator's services. The Administrator agrees, upon request of the Company, to furnish the company with specimens of all such materials as to which the Company objects in writing if such use is inconsistent with Company's use prior to the date hereof. The Administrator shall use registered Licensed Names and Marks with proper notice of registration.

(d) Except as provided herein, the Administrator shall have no right to use any other name or mark of the Company not now or hereafter listed on Schedule 2.08(A) hereof including, but not limited to, those names, marks and logos listed on Schedule 2.08(B) hereto. The Licensed Names and Marks are intended to be a complete listing of all names, marks and logos exclusive of those marks set forth on Schedule 2.08(B) hereto used in connection with and for the purpose of identifying the Business. The Company will add to Schedule 2.08(A) any names, marks and logos that were inadvertently omitted. No right is granted hereunder for the use of the Licensed Names and Marks in connection with any services other than the Services specified in Section 2.08(A) above. The Administrator agrees not to use the Licensed Names and Marks in partial form without the prior written consent of the Company, which the Company can withhold at its sole discretion. The Administrator agrees not to adopt or use any service mark, logo or design confusingly similar to the Licensed Names and Marks. It is understood that the Company retains the right, in its sole discretion, to modify the Licensed Names and Marks, upon reasonable prior notice to the Administrator, but the Company shall not materially modify the Licensed Names and Marks if such modification would require regulatory approval of Administrator's use of the Licensed Names and Marks, without the prior written consent of the Administrator, which consent shall not be unreasonably withheld.

(e) The Administrator recognizes the value of the goodwill associated with the Licensed Names and Marks and acknowledges that all proprietary rights therein and the goodwill attached thereto belong exclusively to the Company. All uses of the Licensed Names and Marks by the Administrator shall, with respect to service mark ownership only, inure solely to the benefit of the Company and any registration of the Licensed Names and Marks shall be registered in the name of the Company, it being understood that the present license will not in any way affect the ownership by the Company of the Licensed Names and Marks, each of which shall continue to be the exclusive property of the Company. With respect only to those trademarks and service marks listed on Schedule 2.08(A) hereto which have been registered with the U.S. Patent and Trademark Office as of the date of this Agreement ("Registered Marks"), the Administrator acknowledges that the Company owns such Registered Marks. The Company shall, in its own name and at its own expense, maintain appropriate service mark protection for the Licensed Names and Marks. The Administrator shall not at any time during the term of this Agreement or at anytime thereafter do or cause to be done any act contesting the validity of the Licensed Names and Marks, contesting or in any way impairing or tending to impair Company's entire right, title and interest in the Licensed Names and Marks and the registrations thereof or adversely affecting the value of the Licensed Names and Marks or the reputation and goodwill of the Company. The Administrator shall not represent that it has any right, title or interest in the reputation and good will of the Company. The Administrator shall not represent that it has any right, title or interest in the Licensed Names and Marks other than the rights expressly granted by this Agreement.

(f) Except as provided in this Agreement, the use of the Licensed Names and Marks by the Administrator shall not create, or be deemed to create, any responsibility or liability on the part of the Company for the acts or omissions of the Administrator.

(g) Subject to the provisions of Article VI hereof, the Company will indemnify, defend and hold the Administrator harmless from any Loss (as defined in Section 6.03 hereof) that arises in connection with any third-party infringement or similar suit involving the Licensed Names and Marks. With the exception of infringement or similar suits involving the Licensed Names and Marks, the Administrator shall indemnify, defend and hold the Company harmless from any Loss that arises in connection with the Administrator's use of the Licensed Names and Marks. This Section 2.08(g) shall survive the termination of this Agreement.

(h) The right to institute and prosecute actions for infringement of the Licensed Names and Marks is reserved exclusively to the Company, and the Company shall have the right to join the Administrator in any such actions as a formal party. Any such action shall be conducted at the Company's expense. The Administrator shall promptly notify the Company of any infringement or unauthorized use of the Licensed Names and Marks, of which it is aware, and agrees to assist the Company at the Company's expense in any such action brought by the Company. It is understood, however, that the Company is not obligated to institute and prosecute any such actions in any case in which it, in its sole judgment, may consider it inadvisable to do so.

(i) The agreements and covenants contained in this Section 2.08 shall continue in effect until such time as this Agreement is terminated pursuant to Section 7.02. Upon termination of this Agreement, the Administrator shall immediately discontinue all use of the Licensed Names and Marks (but in no event will such use extend beyond sixty (60) days after termination) and shall not thereafter use any names or marks which are similar or likely to cause confusion therewith. Prior to any such termination, the Administrator shall take all action reasonably necessary to effect such discontinuance including, but not limited to, notifying Policyholders, Producers, suppliers, service providers, regulatory agencies, and other relevant Persons of the discontinuance. Upon termination, all of Administrator's rights to the Licensed Names and Marks shall revert to and continue to reside with and be owned exclusively by the Company.

(j) The Administrator is granted no rights to use the Licensed Names and Marks, other than those rights specifically described and expressly licensed in this Agreement.

(k) None of the rights licensed to the Administrator under this Section 2.08 may be assigned, sublicensed or otherwise transferred by the Administrator, nor shall such rights inure to the benefit of any trustee in bankruptcy, receiver or successor of the Administrator, whether by operation of law or otherwise without the prior written consent of the Company, and any assignment, sublicense or other transfer without such consent shall be null and void. The merger of the Administrator with or into another entity shall not constitute an assignment hereunder.

(1) Without limiting the right of the Company hereto to pursue all other legal and equitable rights available to it for violation of this Section 2.08 by the Administrator or any of its Affiliates, the Administrator acknowledges and agrees that other remedies cannot fully compensate the Company for such a violation by the Administrator or such Affiliates and that the Company shall be entitled to injunctive relief or other equitable remedies to prevent the violation or continuing violation thereof.

ARTICLE III

BOOKS AND RECORDS; REPORTS

Section 3.01. Maintenance of Books and Records. (a) For the duration of this Agreement, the Administrator shall maintain, in machine readable format and at a location to be agreed upon by the Administrator and the Company, books and records of all transactions pertaining to the Policies, Post-Closing Policies and the Separate Accounts, including, but not limited to, any Claims and litigation files submitted or generated in respect of the Policies and Post-Closing Policies and any documents relating thereto, any communications relating to any Policy or Post-Closing Policy, any communication with any Governmental Authority, complaint logs and all data used by the Administrator in the performance of services required under this Agreement. These books and records shall be maintained (i) in accordance with prudent standards of insurance record-keeping and any and all Applicable Laws; and (ii) in a format no less accessible than the format in which such books and records are maintained by the Company or its designee on the Closing Date. All such books and records pertaining to a Policy or Post-Closing Policy, including those generated by the Administrator after the Closing Date, shall continue to be owned by the Company and shall be made available to the Company, its auditors or other designees, during normal business hours and at any other time on reasonable notice, for review, inspection, examination and reproduction. Upon any termination of this Agreement, all books and records pertaining to Policies or Post-Closing Policies shall be delivered promptly to the Company or such other person or entity as the Company shall designate in writing. All books and records and other information pertaining to Policyholders shall be maintained and processed by the Administrator with due and careful regard for the Policyholder's rights of confidentiality.

(b) The Administrator shall back up all of its computer files used in the performance of Administrative Services on the same basis as it backs up its computer files used in connection with all of its business at the time such Administrative Services are rendered and shall maintain back-up files in the same fashion.

(c) The Administrator shall maintain facilities and procedures reasonably acceptable to the Company for safekeeping all records used in the performance of Administrative Services.

(d) The Administrator shall maintain all books and records required to be maintained pursuant to this Section 3.01 in accordance with Applicable Law and all applicable provisions of the Asset Purchase Agreement, ALIC Coinsurance Agreement, ALIAC Coinsurance Agreement and Modified Coinsurance Agreement and, in any event, until such time as the Company gives written permission for their destruction which (i) with respect to a given Policy or Post-Closing Policy shall not be unreasonably withheld if the Policy or Post-Closing Policy to which such books and records relate has been expired for longer than three (3) years; and (ii) with respect to books and records relating to Taxes, shall not be unreasonably withheld if all applicable statutes of limitations under applicable Tax laws have expired.

Section 3.02. Monthly Accounting. Beginning with and after the first calendar month during which the Company is no longer providing accounting services under the Transition Services Agreement, the Administrator shall provide the Company with a Monthly Accounting as of the end of each calendar month, no later than fifteen (15) Business Days after the end of such month; provided, however, that the first Monthly Accounting shall be provided to the Company no later than fifteen (15) Business Days after the end of the first calendar month during which the Company is no longer providing accounting services under the Transition Services Agreement and the Administrator shall deliver the final Monthly Accounting no later than fifteen (15) Business Days after the date on which this Agreement terminates in accordance with Article VII hereof, and provided, further, that in the event that subsequent data or calculations require revision of the final Monthly Accounting, the required revision shall be made by the Administrator within five (5) Business Days after the parties mutually agree as to the appropriate revision. The Administrator shall provide such Monthly Accounting in a format that is mutually acceptable to the Company arid the Administrator.

ARTICLE IV

INABILITY TO PERFORM SERVICES; ERRORS

Section 4.01. Capacity. The Administrator shall at all times during the term of this Agreement keep and maintain sufficient personnel, appropriately trained, and obtain and maintain all necessary licenses, authorizations, permits and qualifications from Governmental Authorities under Applicable Laws (including, if required, an independent adjuster license) as necessary to perform the Administrative Services in the manner required by this Agreement.

Section 4.02. Inability to Perform Services. In the event that the Administrator shall be unable to perform services as required by this Agreement for any reason for a period that can reasonably be expected to exceed ten (10) Business Days, the Administrator shall provide notice to the Company of its inability to perform the services and shall cooperate with the Company in obtaining an alternative means of providing such services. The Administrator will be responsible for all costs incurred in restoring services.

Section 4.03. Errors. The Administrator shall, at its own expense, correct any errors in Administrative Services caused by it within a reasonable time after receiving notice thereof from the Company or other Person. This obligation includes, without limitation, reimbursement to the Separate Accounts and the management investment companies underlying that account for any dilution or other adverse effect due to transactions made effective as of an earlier date, commonly referred to as "breakage."

ARTICLE V

REGULATORY MATTERS

Section 5.01. Responsibilities of the Administrator. Except (i) as otherwise provided by this Agreement; and (ii) with respect to any Legally Required Actions, the Administrator, on behalf of the Company, shall be responsible for all state insurance department and, subject to prior review and approval by the Company, federal and state securities law filings (including, but not limited to, filings of riders and amendments), compliance with all regulatory requirements and the taking of all required actions with respect to Governmental Authorities relating to the Policies, the Post-Closing Policies and Separate Accounts. Nevertheless, if the Company or the Administrator receive notice of, or otherwise become aware of any inquiry, investigation, examination, audit or proceeding by Governmental Authorities, relating to the Policies, the Post-Closing Policies or Separate Accounts, the Company or the Administrator, as applicable, shall promptly notify the other party thereof, whereupon the parties shall cooperate in good faith to resolve such matter in a mutually satisfactory manner and shall act reasonably in light of the parties' respective interests in the matter at issue. Notwithstanding the immediately preceding sentence, the Administrator shall not be relieved or discharged from any liability or obligation which it has incurred or assumed in connection with such matter under the terms of this Agreement or any of the Asset Purchase Agreement, ALIC Coinsurance Agreement, ALIAC Coinsurance Agreement, Modified Coinsurance Agreement or other Ancillary Agreements.

ARTICLE VI

INDEMNIFICATION

Section 6.01. Indemnification by the Company. Subject to any limitation contained in the Asset Purchase Agreement, from and after the Closing Date, ALIC and ALIAC, severally and not jointly, each hereby agrees to indemnify, defend and hold harmless the Administrator and its directors, officers, employees, representatives (excluding the Producers), Affiliates, successors and permitted assigns (collectively, the "Administrator Indemnified Parties") from and against all Losses (as hereinafter defined) asserted against, imposed upon or incurred by any Administrator Indemnified Party arising from (a) any breach or nonfulfillment by such Company of, or any failure by such Company to perform, any of the covenants, terms or conditions of, or any of its duties or obligations under, this Agreement; and (b) any enforcement of this indemnity.

Section 6.02. Indemnification by the Administrator. Subject to any limitation contained in the Asset Purchase Agreement, from and after the Closing Date, the Administrator hereby agrees to indemnify, defend and hold harmless ALIC and ALIAC and their respective directors, officers, employees, representatives (excluding the Producers), Affiliates, successors and permitted assigns (collectively, the "Company Indemnified Parties") from and against all Losses (as hereinafter defined) asserted against, imposed upon or incurred by any Company Indemnified Party arising from (a) the Administrator's performance of, or failure to perform, the Administrative Services or any other act, error, or omission of the Administrator with respect to the Policies, Post-Closing Policies or the Separate Accounts, whether or not such performance, failure to perform, act, error or omission (i) is willful, intentional, negligent or otherwise, or (ii) conforms to industry standards or any standards of performance set forth herein or otherwise agreed to by the parties hereto, (b) any breach or nonfulfillment by the Administrator of, or any failure by the Administrator to perform, any of the covenants, terms or conditions of, or any of its duties or obligations under, this Agreement, or (c) any enforcement of this indemnity.

Section 6.03. Certain Definitions and Procedures. As used in this Agreement, "Loss" and/or "Losses" shall mean action, claims, losses, liabilities, damages, costs, expenses (including reasonable attorneys' fees), interest and penalties. In the event either Administrator, on the one hand, and ALIC or ALIAC, on the other hand, shall have a claim for indemnity against the other party under the terms of this Agreement, the parties shall follow the procedures set forth in Sections 9.02, 9.03 and 9.04 of the Asset Purchase Agreement.

ARTICLE VII

DURATION; TERMINATION

Section 7.01. Duration. This Agreement shall commence on the date of its execution and, subject to the applicable Service Effective Date for each Administrative Service, continue until it is terminated under Section 7.02.

Section 7.02. Termination. (a) Subject to the provisions regarding survivability set forth in Section 9.12 hereof, this Agreement shall terminate:

(i)

at any time upon the mutual written consent of the parties hereto, which writing shall state the effective date of termination, and consistent with Section 7.02(b) hereof, shall set forth in reasonable detail the procedures for transferring the Administrative Services to the Company or the Company's designee;

(ii)

automatically upon the recapture of the Policies and Post-Closing Policies by the Company pursuant to Article IX of the ALIC Coinsurance Agreement, Article IX of the ALIAC Coinsurance Agreement or Article IX of the Modified Coinsurance Agreement;

(iii)

automatically at such time as none of the Policies or Post-Closing Policies remains in force and no further Administrative Services in respect of the Policies, the Post-Closing Policies and the Separate Accounts are required; or

(iv)	at the option of the Company, upon written notice to the Administrator, on the occurrence of any of the following events:

(A)

Administrator becomes subject to dissolution, liquidation, conservation, rehabilitation, bankruptcy, statutory reorganization, receivership, compulsory composition, or similar proceedings in any jurisdiction, or if creditors of Administrator take over its management, or if Administrator otherwise enters into any arrangement with creditors, or makes an assignment for the benefit of creditors, or if any significant part of

Administrator's undertakings or property is impounded or confiscated by action of any Governmental Authority; or

(B)

there is a material breach by the Administrator of any term or condition of this Agreement, that is not cured by the Administrator within thirty (30) days of receipt of written notice from the Company of such breach or act; or

(C)	any liability policy or bond required pursuant to Article VIII of this Agreement is canceled, terminated or substantially revised; or

(D)	the Administrator is unable to perform the Administrative Services for a period of thirty (30) consecutive days for any reason.

(b) Following any termination of this Agreement, the Administrator shall cooperate fully with the Company in effecting the prompt transfer of the Administrative Services and all books and records maintained by the Administrator pursuant to Section 3.01 hereof or other applicable provisions of the Asset Purchase Agreement or Ancillary Agreements (or, where appropriate, copies thereof) to the Company or the Company's designee, so that the Company or its designee will be able to perform the services required under this Agreement without interruption following any such termination.

ARTICLE VIII

INSURANCE

Section 8.01. Liability Insurance. The Administrator shall maintain errors and omissions liability coverages with limits in commercially prudent amounts, to cover any loss arising as a result of any real or alleged negligence, errors or omissions on the part of the Administrator's officers, agents or employees in any aspect of the performance of services under this Agreement.

Section 8.02. Fidelity Bond. The Administrator shall maintain fidelity bond coverage in a commercially prudent bond amount to cover any loss due to the misdeeds of the Administrator's officers, employees or agents in any aspect of the performance of services under this Agreement.

Section 8.03. Qualifying Insurers. The Administrator shall obtain the coverages specified in Sections 8.01 and 8.02 hereof from insurers having an A.M. Best Company rating of at least A-, a Standard & Poor's Corporation insurer financial strength rating of at least BBB+ and/or a Moody's Investors Services, Inc. claims-paying ability rating of at least Baal. In the event that the ratings of an insurer which has issued one or more of the coverages specified in Sections 8.01 and 8.02 are downgraded so that such insurer would no longer qualify to issue such coverage under the provisions of the preceding sentence, the Administrator shall promptly obtain replacement coverage from another insurer that so qualifies.

ARTICLE IX

MISCELLANEOUS

Section 9.01. Headings. Schedules and Exhibits. Headings used herein are not a part of this Agreement and shall not affect the terms hereof. The attached Schedules and Exhibits are a part of this Agreement.

Section 9.02. Notices. Any and all notices and other communications required or, permitted under this Agreement shall be in writing and shall be deemed to have been duly given when (a) mailed by United States registered or certified mail, return receipt requested, (b) mailed by overnight express mail or other nationally recognized overnight or same-day delivery service, or (c) delivered in person to the parties at the following addresses:

If to ALIC, to:

Aetna Life Insurance Company

151 Farmington Avenue

Hartford, Connecticut 06156

Attention: Chief Financial Officer

If to ALIAC, to:

Aetna Life Insurance and Annuity Company

151 Farmington Avenue

Hartford, CT 06156

Attention: Chief Financial Officer

With copies (which shall not constitute notice) to:

Aetna Retirement Services, Inc.

151 Farmington Avenue

Hartford, Connecticut 06156

Attention: General Counsel

Lord, Bissell & Brook

115 South LaSalle Street

Chicago, Illinois 60603

Attention: James R. Dwyer

If to the Administrator, to:

The Lincoln National Life Insurance Company

1300 South Clinton

P.O. Box 1110

Fort Wayne, IN 46801

Attention: Carl Baker

With a copy (which shall not constitute notice) to:

Sutherland, Asbill & Brennan LLP

1275 Pennsylvania Avenue, N.W.

Washington, D.C. 20004

Attention: David A. Massey

Either party may, by notice given to the other party in accordance with this Section 9.02, designate another address or person for receipt of notices hereunder.

Section 9.03. Confidentiality. Each of the parties shall maintain the confidentiality of all information related to the Policies and Post-Closing Policies and all other information denominated as confidential by the other party provided to it in connection with this Agreement, and shall not disclose such information to any third parties without prior written consent of the other party, except as may be permitted by Sections 5.18 and 11.02 of the Asset Purchase Agreement.

Section 9.04. Entire Agreement. This Agreement and the other agreements expressly referred to herein, including the Schedules and Exhibits attached hereto and thereto, (a) supersede all prior discussions and agreements between the parties with respect to the subject matter of this Agreement, and (b) contain the sole and entire agreement between the parties with respect to the subject matter hereof.

Section 9.05. Waiver and Amendments. Any term or condition of this Agreement may be waived at any time by the party that is entitled to the benefit thereof. Such waiver must be in writing and must be executed by an executive officer of such party. A waiver on one occasion shall not be deemed to be a waiver of the same or any other term or condition on a future occasion. This Agreement may be modified or amended only by a writing duly executed by an executive officer of the Company and the Administrator, respectively.

Section 9.06 Execution in Counterpart. This Agreement may be executed simultaneously in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

Section 9.07. Limited Authority. The Company and the Administrator are not partners or joint venturers, and no employee or agent of either party shall be considered an employee or agent of the other. The Administrator's authority shall be limited to that which is expressly stated in this Agreement.

Section 9.08. Assignment. Neither this Agreement nor any right or license hereunder shall be assigned by either of the parties without the prior written approval of the other party.

Section 9.09. No Third Party Beneficiaries. Nothing in this Agreement is intended or shall be construed to give any person, other than the parties hereto, their successors and permitted assigns, any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision contained herein.

Section 9.10. Subcontracting. Except for services subcontracted by the Company as of the Closing Date, the Administrator may not subcontract for the performance of any services that the Administrator is to provide hereunder without prior written approval by the Company, which approval shall not be unreasonably withheld.

Section 9.11. Change in Status. The Administrator shall notify ALIC or ALIAC immediately of any proposed change of control of the Administrator, the adoption of any plan to liquidate, merge or dissolve the Administrator, or of any proceeding or lawsuit which affects the Administrator's ability to perform this Agreement, including, but not limited to, insolvency or rehabilitation proceedings.

Section 9.12. Survival. The provisions of Sections 3.01, 7.02(b), 9.03, 9.14 and 9.15 and Articles I and VI shall survive the termination of this Agreement.

Section 9.13. Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future law or if determined by a court of competent jurisdiction to be unenforceable, and if the rights or obligations of the Company or the Administrator under this Agreement will not be materially and adversely affected thereby, such provision shall be fully severable, and this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part of this Agreement, and the remaining provisions of this Agreement shall remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom.

Section 9.14. Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CONNECTICUT, WITHOUT GIVING EFFECT TO THE PRINCIPLES OF CONFLICTS OF LAWS THEREOF. ALL ISSUES RELATING TO VENUE AND JURISDICTION SHALL BE GOVERNED BY SECTION 11.07 OF THE ASSET PURCHASE AGREEMENT.

Section 9.15 Expenses. The Administrator shall be responsible for the payment of all expenses in connection with administering the Policies and Post-Closing Policies from and after the Closing Date.

Section 9.16 No Prejudice. The parties agree that this Agreement has been jointly negotiated and drafted by the parties hereto and that the terms hereof shall not be construed in favor of or against any party on account of its participation in such negotiations and drafting.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the date first above written.

AETNA LIFE INSURANCE COMPANY
By:	/s/ Catherine H. Smith
Name:	Catherine H. Smith
Title:	Vice President

AETNA LIFE INSURANCE AND ANNUITY COMPANY
By:	/s/ Catherine H. Smith
Name:	Catherine H. Smith
Title:	Chief Financial Officer

THE LINCOLN NATIONAL LIFE INSURANCE COMPANY
By:
Name:
Title:

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the date first above written.

AETNA LIFE INSURANCE COMPANY
By:
Name:
Title:

AETNA LIFE INSURANCE AND ANNUITY COMPANY
By:
Name:
Title:

THE LINCOLN NATIONAL LIFE INSURANCE COMPANY
By:	/s/ Keith J. Ryan
Name:	Keith J. Ryan
Title:	Senior Vice President and Chief Financial Officer

EXHIBIT A

ADMINISTRATION OF SEPARATE ACCOUNTS

The Administrator shall be responsible for performing the following services at its own expense:

Annual Post-Effective Amendments to Registration Statements

Prepare or collect, as applicable, and incorporate into Separate Account registration statements for review and approval by the Company, all information needed for annual post-effective amendments of Separate Account registration statements, to be effective no later than May 1 of each year, including audited financial statements of the Separate Account and the Company as of December 31 of the previous year, updated fee information for all underlying funds, updated hypothetical illustrations, tables, charts, and any other information required and in the order prescribed under the applicable registration form for variable life insurance policies, including any plain English requirements. Provide a complete draft of the proposed post-effective amendment, alone with any backup information, to the Company for review at least 10 business days prior to filing with the SEC. Upon approval of Company, file the post-effective amendments with the SEC in electronic format.

Off-Cycle Post-Effective Amendments or Stickers to Registration Statements

Identify and inform the Company in advance of any off-cycle modifications required to be made to prospectuses and registration statements of the Separate Accounts due to changes to the Policies or underlying funds that are not initiated by the Company, including any changes in regulatory requirements such as the SEC's adoption of a new variable life registration form and plain English requirements. Draft appropriate language for prospectuses or prospectus supplements or stickers and, if applicable, statements of additional information and provide all other related information required in the registration statement to reflect such changes or to reflect any other changes requested by the Company. Provide a complete draft of the proposed post-effective amendment or sticker filing, along with any back-up information, to the Company for review at least 10 business days prior to filing with the SEC. Upon approval of Company, file the post-effective amendments with SEC in electronic format.

Respond to SEC Comments

Provide all information as requested by the Company necessary to respond to any SEC comments on post-effective amendments for the Separate Account.

SEC Exemptive Applications or No-Action Letters

Prepare any SEC exemptive applications, no-action letters or any other regulatory filings necessary in the operation of the Separate Account or necessary to effect any change in the Separate Account initiated by Administrator.

Printing and Distribution of Prospectuses and Statements of Additional Information Typeset, print, and distribute to prospective and existing variable life policyholders in accordance with applicable regulatory requirements, the prospectuses and statements of additional information and any supplements for the Separate Accounts and underlying funds. In the alternative, Administrator may make arrangements with the underlying funds to have the fund groups print the underlying fund prospectuses, in which case the Administrator shall be responsible for any associated costs.

Printing and Distribution of other Regulatory Documents

Identify affected policyholders and print and distribute to variable life policyholders all required regulatory documents including proxy statements and annual and semi-annual

Separate Account Financial Statements and Annual Reports

Prepare annual financial statements of the separate account in accordance with all applicable regulatory requirements; arrange for auditing of such separate account by independent auditors; obtain independent auditors' opinion and consent. Prepare, print and distribute to variable life policyholders the annual reports of Separate Accounts. Prepare and print any interim financial statements of the Separate Account as needed to include in off-cycle post-effective amendments for the Separate Accounts.

N-SAR's

Prepare and file with the SEC, in accordance with the requirements of the Investment Company Act of 1940, the Form N-SAR for the Separate Account.

24F-2 Fees

Collect necessary data required to calculate and pay annual registration fees to SEC relating to sale of separate account shares; prepare Rule 24F -2 Notices for execution by the Company at least 5 business days before submission to the SEC. Payment of fees will be the responsibility of Administrator.

Daily Valuation

Calculate daily accumulation unit values of all sub accounts under variable life insurance policies. Calculate any performance returns needed in regulatory documents or advertising, sales literature or marketing materials.

Purchase/Redemption of Underlying Fund Shares

Submit orders to underlying fund groups on each valuation date for purchases or redemptions of underlying fund shares; make payments or receive redemption proceeds according to procedures set forth in Participation Agreements between the funds and the Company.

State Filings

Prepare and submit to the Company for its review and approval, and pay any costs associated with, any filings needed to keep current the Plans of Operations for the Separate Accounts as filed in Connecticut, New York, or any other state where such submission or approval may be required in the future. Upon approval of the Company, submit such filings to the applicable state. File sales literature or advertising material for the SEC-registered Policies pursuant to the requirements of any applicable state.

Marketing Materials

Prepare and submit to the Company for its review and approval any advertising, sales literature or marketing material for the SEC-registered policies. Pay all costs associated with the submission of the materials for review by the NASD.

Legal Services

The Company may, in its reasonable discretion, retain outside counsel in connection with the administration of the Separate Accounts, the reasonable cost of which shall be reimbursed by Administrator.